Exhibit 99.1

Lumos Pharma Announces Retirement of Carl Langren and Names Lori Lawley Chief Financial Officer in Planned Succession

–Eddie L. Varnado joins Lumos Pharma as Vice President, Finance and Corporate Controller

AUSTIN, TX, April 20, 2021 - Lumos Pharma, Inc. (NASDAQ: LUMO), a clinical-stage biopharmaceutical company focused on therapeutics for rare diseases, announced several changes to its executive team as the Company celebrates one year since the close of its merger.

After a distinguished 40-year career as an accountant and financial executive, including over 15 successful years with the Company and its predecessor, Chief Financial Officer Carl Langren has announced his plans to retire effective as of July 4, 2021. Mr. Langren has served as CFO of the Company since November 2018. After his departure, Mr. Langren will continue to serve as a consultant to Lumos Pharma for a transitory period to ensure a smooth succession process.

Lori Lawley, currently Senior Vice President, Finance and Corporate Controller, will succeed Mr. Langren as CFO effective as of July 4, 2021. Lori Lawley is a CPA by background and has over 14 years of experience and accounting expertise in overseeing financial operations. Ms. Lawley joined the Company’s predecessor, NewLink Genetics, in 2015 where she held senior roles of increasing responsibility, advancing to Vice President of Finance and member of NewLink’s Office of the CEO in 2018. Prior to her tenure with the Company, Ms. Lawley served as Senior Manager, Assurance and Advisory Business Services at Ernst & Young. There Ms. Lawley oversaw teams through the planning and completion of integrated and non-integrated audits of financial statements within both the public and private sectors. Ms. Lawley received a B.B.A. in Accounting and a Master in Professional Accounting, both from the University of Texas, Red McCombs School of Business.

In addition, Lumos Pharma announced that Eddie L. Varnado joined the Company on April 19, 2021 as Vice President, Finance and Corporate Controller. Mr. Varnado brings 15 years of progressive experience in accounting and finance roles, primarily in the biomedical and clinical research sector. Mr. Varnado was most recently Director of Finance, Head of Clinical Finance U.S. for WuXi Clinical Development, a global contract research organization supporting the development cycle of pharmaceuticals, biopharmaceuticals and medical devices. Prior to WuXi, Mr. Varnado held senior level positions in finance at Martin Marietta, Zymergen, and Genentech where he worked for eight years, both in the US and internationally, advancing to Senior Finance Manager for several divisions. Mr. Varnado received a B.S. in Business Management and Marketing from Cornell University and an M.B.A. in Finance and Investment Management from the University of North Carolina, Kenan-Flagler School of Business.

“Carl Langren and his team brought public company expertise to Lumos Pharma, a great asset during our merger process and transition to a publicly traded company,” commented Rick Hawkins, CEO, Chairman and President of Lumos Pharma. “We are grateful for his contributions to Lumos Pharma and the advancement of our company’s strategy and are pleased that the structural fabric he put in place will continue as Lori Lawley assumes the role of

Exhibit 99.1
CFO. I am also pleased to announce the addition of Eddie Varnado as VP of Finance. Our deep bench in Finance will continue to ensure that the Company can execute on its goals with financial prudence.”

“After a long career culminating in the Company’s successful merger last year, I am pleased to be able to retire and leave the Company in good hands,” Carl Langren stated. “I have worked with Lori Lawley for the last six years and am confident that the transition to her new role as CFO will be a smooth one and that she will capably lead the Company toward its strategic and financial goals.”

About Lumos Pharma
Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development and received early funding from leading healthcare investors, including Deerfield Management, a fund managed by Blackstone Life Sciences, Roche Venture Fund, New Enterprise Associates (NEA), Santé Ventures, and UCB. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule, currently being evaluated in a Phase 2b clinical trial, the OraGrowtH210 Trial, for the treatment of Pediatric Growth Hormone Deficiency (PGHD). If approved by the FDA, LUM-201 would provide an orally administered alternative to daily injections that current PGHD patients endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit https://lumos-pharma.com/.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of Lumos Pharma, Inc. (the “Company”) that involve substantial risks and uncertainties. All such statements contained in this press release are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “forecast,” “projected,” "guidance," "upcoming," "will," “would,” "plan," “intend,” "anticipate," "approximate," "expect," “potential,” “imminent,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, plans related to execution of clinical trials, and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes due to a number of important factors, including the effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic, the outcome of our future interactions with regulatory authorities, the outcome of our Phase 2b OraGrowtH210 Trial for LUM-201, our ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources for our operations and to conduct or continue planned clinical development programs, the ability to obtain the necessary patient enrollment for our product candidate in a timely manner, the ability to successfully develop our product candidate, the risks associated with the process of developing, obtaining regulatory approval for and commercializing drug candidates such as LUM-201 that are safe and effective for use as human therapeutics, the timing and ability of Lumos to raise additional equity capital as needed and other risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements as discussed in "Risk Factors" and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the SEC. The forward-looking statements in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause their views to change. However, while it may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. You should,

Exhibit 99.1
therefore, not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this press release.
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Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-792-5454
ir@lumos-pharma.com